Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the captions “Experts” and “Selected Historical Consolidated Financial Data of Boston Scientific Corporation” in the Registration Statement (Form S-4) of Boston Scientific Corporation and related Joint Proxy Statement / Prospectus of Boston Scientific Corporation and Guidant Corporation and to the incorporation by reference therein of our reports dated March 10, 2005, with respect to the consolidated financial statements and schedule of Boston Scientific Corporation, Boston Scientific Corporation management’s assessment of the effectiveness of internal control over financial reporting, and the effectiveness of internal control over financial reporting of Boston Scientific Corporation, included in its Annual Report (Form 10-K) for the year ended December 31, 2004, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Boston, Massachusetts

February 1, 2006